As filed with the Securities and Exchange Commission on May 16, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CECO ENVIRONMENTAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	13-2566064
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4625 Red Bank Road

Cincinnati, Ohio 45227

(Address of Principal Executive Offices)(Zip Code)

CECO ENVIRONMENTAL CORP. 2017

EQUITY AND INCENTIVE COMPENSATION

PLAN

(Full title of the plan)

Matthew Eckl

Chief Financial Officer and Secretary

CECO Environmental Corp.

4625 Red Bank Road

Cincinnati, Ohio 45227

Telephone: (513) 458-2600

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, par value $0.01 per share	1,946,000	$9.99	$19,440,540	$2,253.16

(1)	Represents the maximum number of shares of common stock, par value $0.01 per share (the “Common Stock”), of CECO Environmental Corp. (the “Registrant”) issuable pursuant to the CECO Environmental Corp. 2017 Equity and Incentive Compensation Plan (the “Plan”) being registered hereon.
(2)	Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers such additional shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Plan.
(3)	Estimated solely for calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act on the basis of the average of the high and low prices of the Common Stock on The Nasdaq Stock Market LLC on May 12, 2017, within five business days prior to filing.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which are on file with the Securities and Exchange Commission (the “Commission”), are incorporated in this Registration Statement by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2016;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017;

(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on January 26, 2017 and February 3, 2017; and

(d)	The description of the Common Stock contained in the registration statement on Form 10 filed with the SEC on December 13, 1992 pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”), together with all amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding information deemed to be furnished and not filed with the Commission) subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Pursuant to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), the Registrant has adopted provisions in its certificate of incorporation and by-laws that require the Registrant to indemnify its officers and directors to the fullest extent permitted by law, and eliminate the personal liability of its directors to the Registrant or the Registrant’s stockholders for monetary damages for breach of their duty of due care except (a) for any breach of the directors’ duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for acts relating to unlawful payment of a dividend or an unlawful stock purchase or redemption or (d) for any transaction from which the director derived an improper personal benefit. These provisions do not eliminate a director’s duty of care. Moreover, the provisions do not apply to claims against a director for violation of certain laws, including federal securities laws.

The Registrant’s certificate of incorporation and by-laws provide for mandatory indemnification of officers and directors of the corporation, including a director or officer of the corporation who is serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted under the DGCL. The Registrant may also, at its discretion, provide the same benefits of indemnification to any employee or agent of the corporation. Also, the Registrant is authorized to purchase insurance on behalf of an individual for liabilities incurred whether or not the Registrant would have the power or obligation to indemnify him or her under our by-laws.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Certificate of Incorporation (Incorporated by reference to Exhibit 3(i) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001)

4.2	Bylaws (Incorporated by reference to Exhibit 3(ii) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001)

4.3	CECO Environmental Corp. 2017 Equity and Incentive Compensation Plan

5.1	Opinion of Jones Day

23.1	Consent of BDO USA, LLP, independent registered public accounting firm

23.2	Consent of Jones Day (included in Exhibit 5.1)

24.1	Powers of Attorney

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

		(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

		(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

		(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that:

		(A)	Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

	(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, Ohio, on May 16, 2017.

CECO ENVIRONMENTAL CORP.

By:	/s/ Matthew Eckl
Matthew Eckl Chief Financial Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Dennis S. Sadlowski	Interim Chief Executive Officer and President and Director	May 16, 2017
Dennis S. Sadlowski	(Principal Executive Officer)

/s/ Matthew Eckl	Chief Financial Officer and Secretary	May 16, 2017
Matthew Eckl	(Principal Financial Officer)

*	Chief Accounting Officer	May 16, 2017
Paul M. Gohr	(Principal Accounting Officer)

/s/ Jason DeZwirek	Chairman of the Board and Director	May 16, 2017
Jason DeZwirek

/s/ Valerie Gentile Sachs	Director	May 16, 2017
Valerie Gentile Sachs

/s/ Eric M. Goldberg	Director	May 16, 2017
Eric M. Goldberg

/s/ David B. Liner	Director	May 16, 2017
David B. Liner

/s/ Claudio A. Mannarino	Director	May 16, 2017
Claudio A. Mannarino

/s/ Jonathan Pollack	Director	May 16, 2017
Jonathan Pollack

/s/ Seth Rudin	Director	May 16, 2017
Seth Rudin

Signatures	Title	Date

/s/ Donald A. Wright	Director	May 16, 2017
Donald A. Wright

*	The undersigned, by signing his name hereto, does hereby sign this Registration Statement on Form S-8 on behalf of each of the officers and directors of the Registrant identified above pursuant to a Power of Attorney executed by the officers and directors identified above, which Power of Attorney is filed with this Registration Statement on Form S-8 as Exhibit 24.1.

/s/ Matthew Eckl
Dated: May 16, 2017	Matthew Eckl Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

4.1	Certificate of Incorporation (Incorporated by reference to Exhibit 3(i) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001)

4.2	Bylaws (Incorporated by reference to Exhibit 3(ii) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001)

4.3	CECO Environmental Corp. 2017 Equity and Incentive Compensation Plan

5.1	Opinion of Jones Day

23.1	Consent of BDO USA, LLP, independent registered public accounting firm

23.2	Consent of Jones Day (included in Exhibit 5.1)

24.1	Powers of Attorney